Exhibit 5

February 7, 2006

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Ladies and Gentlemen:

I am an Executive Vice President and serve as General Counsel of Marriott International, Inc., a Delaware corporation (the “Company”). In that capacity I, together with other attorneys in the Company’s Law Department who have given substantive attention to the representation described in this paragraph (collectively, “we”), have acted as legal counsel to the Company in connection with the Company’s registration of up to $427,231,000 aggregate principal amount of its 5.81% Series G Notes due 2015 (the “New Notes”) on a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The New Notes will be offered in exchange for like principal amounts of the Company’s outstanding 5.81% Series G Notes due 2015 issued on November 10, 2005 (the “Old Notes”). The New Notes will be issued under the Indenture dated as of November 16, 1998 between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the “Indenture”).

We have examined or are otherwise familiar with the Company’s restated certificate of incorporation and by-laws; the Registration Statement; the corporate proceedings of the Company that relate to the Old Notes, the New Notes, the Registration Statement or the Indenture; and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed for purposes of this opinion that the Indenture is a valid and legally binding obligation of the Indenture trustee.

Based on the foregoing, we are of the opinion that the New Notes, when executed and authenticated pursuant to the terms of the Indenture and issued and delivered in exchange for Old Notes as described in the Registration Statement, will be valid and binding obligations of the Company. This opinion, to the extent it relates to enforceability, is subject to the limitation that the provisions of the Indenture and the New Notes may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors’ rights and by general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Marriott International, Inc.

February 7, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the Company’s Law Department in the prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/ Joseph Ryan

Joseph Ryan

Executive Vice President

and General Counsel